Pursuant to Rule 424(b)(3)
SEC File No.   333-167804

Selling Shareholders Prospectus

CN RESOURCES INC.
2,100,000 Shares of Common Stock

We are registering for sale by selling shareholders 2,100,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.10 per share.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See “Risk Factors” starting at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is January 12, 2011.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated under the laws of the State of Nevada on May 17, 2010. We intend to engage in the business of exploring for mineralized material. In particular we are looking for gold.  As of today, we have not acquired any interests in any properties. We are currently looking for properties in Clarke County, Nevada.  We will use the services of consultants to select the properties.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit will exist on any property we select. Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

Our principal executive office is located at 255 Duncan Mill Road, Suite 203, Toronto, Ontario, Canada M3B 3H9.  Our telephone number is (416) 510-2991 and our registered agent for service of process is the National Registered Agents Inc. of NV, located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our fiscal year end is May 31.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	2,100,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None
Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling shareholders
Number of shares outstanding before the offering	21,100,000
Number of shares outstanding after the offering if all of the shares are sold in the Company’s public offering.	26,100,000

Concurrent offering by CN Resources Inc.

Concurrently with this offering by selling shareholders, CN Resources Inc. is offering a minimum of 2,000,000 and a maximum of 5,000,000 shares of common stock for sale at an offering price of $0.10 per shares.  Investors will know which offering they are participating in by the prospectus that is delivered to them.  There is one prospectus for our public offering of securities and one prospectus for the shares being sold by the selling shareholders.  The selling shareholders are endeavoring to sell their shares of common stock at the same time we are conducting this offering.  The percentage of the total outstanding common stock being offered by the selling shareholders is 9.95%. There is no arrangement to address the possible effect of the concurrent primary and secondary offerings on the price of the stock.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of August 31, 2010	As of May 31, 2010
	(Unaudited)	(Audited)
Balance Sheet
Total Assets	$13,170	$15,200
Total Liabilities	$37,380	$35,370
Stockholders Deficiency	$(24,210)	$(20,170)

	For the three months	Period from May 17, 2010
	Ended	(date of inception) to
	August 31, 2010	May 31, 2010
	(Unaudited)	(Audited)
Income Statement
Revenue	$0	$0
Total Expenses	$4,040	$35,370
Net Loss	$(4,040)	$(35,370)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with CN RESOURCES INC.

1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations, in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such, we may have to cease operations and you could lose your investment.

2.  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

 As of the date of this prospectus, we have not acquired an interest in any property.  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost, which would result in a loss of your investment.

3. We own no interests in any properties and have no known mineral reserves.  Without mineral reserves we cannot generate income and if we cannot generate income we will have to cease operations which result in the loss your investment.

We own no interests in any properties and have no known mineral reserves.  Without mineral reserves, we have nothing to economically remove.  If we have nothing to economically remove from the property, we cannot generate income and if we cannot generate income we will have to cease operation which will result in the loss of your investment.

4.  If our selling shareholders our competing with the Company for purchasers of shares of our common stock.  As such, we may not be able to sell sufficient shares to reach our minimum.  As such, we may not be able to complete our public offering which will prevent us from receiving capital that we need for exploration.  If we do not raise $200,000 in our public offering, we may will suspend or cease exploration.

Concurrently with this offering by selling shareholders, we are attempting to raise up $500,000 in a public offering.  As such, our selling shareholders are competing against us for purchasers of common stock.  Accordingly, we may not be able to complete our public offering.  If we do not raise the minimum of $200,000 from our public offering, we may have to suspend or cease exploration activities within four months.

5. We lack an operating history and have losses which we expect to continue into the future.
As a result, we may have to suspend or cease operations.

We were incorporated on May 17, 2010, and we have not started our proposed business operations or realized any revenues since inception. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $35,370.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*          our ability to locate, explore and develop a profitable mineral property;
*          our ability to generate revenues; and,
*          our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods.  We have not generated any revenues from our operations and we don’t anticipate any in the foreseeable future.  This will happen because there are expenses associated with the research and exploration of mineral properties.  We cannot guarantee we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to go out of business.

6.  We have no history of mineral production or mining operations.

There is no assurance that commercial quantities of gold will be discovered, nor is there any assurance that our exploration program thereon will yield positive results. Even if commercial quantities of gold are discovered, there can be no assurance that any of our properties will ever be brought to a stage where gold resources can profitably be produced. Factors which may limit our ability to produce gold resources from our properties include, but are not limited to, the spot price of gold, availability of additional capital and financing and the nature of any mineral deposits. We do not have a history of mining operations and there is no assurance that we will produce revenue, operate profitably or provide a return on investment in the future.

7.  Because we are small and do not have much capital, we must limit our property acquisitions and exploration and as a result may not find any minerals. Without any property or minerals, we cannot generate revenues and you will lose your investment.

As of the date of this prospectus, we have not acquired an interest in any property.  Because we are small and do not have much capital, we must limit our property acquisitions and exploration.  Because we may have to limit our property acquisitions and exploration, we may not find any minerals, even though our properties may contain mineralized material.  Without any minerals we cannot generate revenues and you will lose your investment.

8.  Title to our properties may be subject to other claims.

As of the date of this prospectus, we have not acquired an interest in any property.  There may be valid challenges to the title to properties we acquire or control which, if successful, could impair our exploration activities on them. Title to such properties may be challenged or impugned due to unknown prior unrecorded agreements or transfers or undetected defects in titles.

9.  Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, will be subject to risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques. Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed underground workings and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

10.  Our activities are subject to environmental laws and regulation which may materially adversely affect our future operations, in which case our operations could be suspended or terminated.

As of the date of this prospectus, we have not acquired an interest in any property.  We are subject to a variety of federal, state and local statutes, rules and regulations in connection with our exploration activities. We are required to obtain various governmental permits to conduct exploration at our properties. Obtaining the necessary governmental permits is often a complex and time-consuming process involving numerous federal, state and local agencies. The duration and success of each permitting effort is contingent upon many variables not within our control. In the context of permitting, including the approval of reclamation plans, we must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on our business, plans of operation, and properties in that we may not be able to proceed with our exploration programs.  Federal legislation and regulations adopted and administered by the U.S. Environmental Protection Agency, Forest Service, Bureau of Land Management, Fish and Wildlife Service, Mine Safety and Health Administration, and other federal agencies, and legislation such as the Federal Clean Water Act, Clean Air Act, National Environmental Policy Act, Endangered Species Act, and Comprehensive Environmental Response, Compensation, and Liability Act, have a direct bearing on U.S. exploration and mining operations. These regulations will make the process for preparing and obtaining approval of a plan of operations much more time-consuming, expensive, and uncertain. Plans of operation will be required to include detailed baseline environmental information and address how detailed reclamation performance standards will be met.

11. We may have to deviate from our plan of operation, however, if you we do, we will not return any funds to you.

Mining exploration is speculative and chancy. If we are not successful in locating mineralized material, we will have to cease operations or seek another exploration project. Whatever the outcome of our current exploration program, our officers and directors are entrusted with our management for the benefit of our stockholders. As such our management is bound to act in the best interests of our shareholders. If it is in the best interests of our shareholders to modify a proposed exploration program, expand operations into new areas, or entirely change our business operations, it must and will be done. If we deviate from our plan of operation, we will not return any funds to you.

12.  We will rely on our officers and sole director, outside contractors, experts and other advisors and the loss of any of them, if they cannot be replaced, could have a material adverse effect on our business and financial performance.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our officers and our sole director, as well as outside contractors, experts and other advisors. In making an investment in our securities, you must be willing to rely to a significant extent on our officers’ and sole director’s discretion and judgment, as well as the expertise and competence of outside contractors, experts and other advisors that we hire to advise us.  The loss of our officers and sole director will adversely affect our operations and financial performance.

13.  We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

14.  Because our officers and sole director have other outside business activities and will only be devoting 10% of his time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

As of the date of this prospectus, we have not acquired an interest in any property.  Because our officers and sole director have other outside business activities and each will only be devoting  10% of his time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to them.  As a result, exploration of the property may be periodically interrupted or suspended.

15.  We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties. We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities. Reclamation costs are uncertain and planned expenditures estimated by management may differ from the actual expenditures required. The payment of any liabilities or the costs that we may incur to remedy environmental impacts would reduce funds otherwise available to us for operations. We might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential financial exposure to us may be significant. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal or waste products occurring from exploration and production) as it is not generally available at what we believe to be a reasonable price.

16.  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can’t locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management’s decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

17.  Because officers and sole director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against him.

We do not currently maintain a permanent place of business within the United States. In addition, our officers and sole director are nationals and residents of a country other than the United States, and all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States any judgments obtained against our officers or sole director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Risks associated with this offering:

18.  Because our sole director owns more than 50% of the outstanding shares, he is able to decide who will be directors and you will not be able to elect any directors or control operations.

Our sole director owns 16,000,000 shares of our common stock and will continue to control us. As a result, our sole director is able to elect all of our directors and control our operations.

19.  Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock.  Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares.  If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

20.  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

21.  Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest in us may be diluted.

Because we may issue shares of common stock in public offerings or private placements in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.01 price for the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of August 31, 2010, the net tangible book value of our shares of common stock was a deficit of ($20,170) or approximately ($0.00096) per share based upon 21,100,000 shares outstanding.

If the Maximum Number of Shares Are Sold:

Upon completion of the primary offering, in the event the maximum number of shares are sold, the net tangible book value of the 26,100,000 shares to be outstanding will be $515,200 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $ 0.02 per share.

After completion of the primary offering, if 5,000,000 shares are sold, you will own approximately 19.15% of the total number of shares then outstanding for which you will have made a cash investment of $500,000, or $0.10 per share. Our existing stockholders will own approximately 80.85% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,200 or approximately $0.00072per share.

If 3,500,000 Shares Are Sold:

Upon completion of the primary offering, in the event the maximum number of shares are sold, the net tangible book value of the 24,600,000 shares to be outstanding will be $365,200 or approximately $0.015 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $ 0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.015 per share.

After completion of the primary offering, if 3,500,000 shares are sold, you will own approximately 14.23% of the total number of shares then outstanding for which you will have made a cash investment of $350,000, or $0.10 per share. Our existing stockholders will own approximately 85.77% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,200 or approximately $0.00072 per share.

If the Minimum Number of Shares Are Sold:

Upon completion of the primary offering, in the event the maximum number of shares are sold, the net tangible book value of the 23,100,000 shares to be outstanding will be $215,200 or approximately $0.0093 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0093 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.00072 per share.

After completion of the primary offering, if 2,000,000 shares are sold, you will own approximately 8.66% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 91.34% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,200 or approximately $0.00072 per share.

The following table compares the differences of made in the primary offering with the investment of our existing stockholders.

Existing Stockholders if the maximum number of the Shares are Sold:

Price per share	$0.10
Net tangible book value per share before offering	$0.00072
Potential gain to existing shareholders	$0.099
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share after offering	$0.013
Capital contributions	$15,200
Number of shares outstanding before the offering	21,100,000
Number of shares after offering assuming the sale of the maximum number of shares	26,100,000
Percentage of ownership after offering	19.16%

Purchasers of Shares in the Primary Offering if the maximum number of Shares are sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$500,000
Number of shares after offering held by public investors	5,000,000
Percentage of capital contributions by existing shareholders	2.95%
Percentage of capital contributions by new investors	97.05%
Percentage of ownership after offering	19.16%

Purchasers of Shares in the Primary Offering if 3,500,000 Shares Sold

Price per share	$0.10
Dilution per share	$0.085
Capital contributions	$350,000
Number of shares after offering held by public investors	3,500,000
Percentage of capital contributions by existing shareholders	4.16%
Percentage of capital contributions by new investors	95.84%
Percentage of ownership after offering	14.23%

Purchasers of Shares in the Primary Offering if the Minimum Number of Shares are Sold

Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$200,000
Percentage of capital contributions by existing shareholders	7.06%
Percentage of capital contributions by new investors	92.94%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	8.66%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are three selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time-to-time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.         The market price of our common stock prevailing at the time of sale;
2.         A price related to such prevailing market price of our common stock; or
3.         Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker=s or dealer=s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.
Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this registration statement. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration stage corporation that does not own any interests in any properties or ore bodies, and has not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we obtain an interest in a property, find mineralized material, delineate an ore body, and begin removing and selling minerals.

Plan of Operation

We have allocated between $45,000 and $150,000 for the securing of one property.  The property will most likely be located in the state of Nevada, U.S.A.  We have not selected a property at this time.  We intend to secure a property within the next twelve months.  Because the amount of funds available for the acquisition of the properties is dependent on the success of this offering, we cannot determine the amount of acreage or the specific location thereof of the property.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of rock sampling (the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined location(s) on the property), and cost of analyzing these samples. Since we do not own an interest in any properties, we have not begun exploration. Consulting fees will not be paid except on an as needed basis and should not exceed $50,000.00 for the next 12 months.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could then not be spent on exploration.

Working capital is the cost related to operating our office.  It is comprised of expenses for mail, stationary and other office supplies, and legal and accounting fees related to filing reports with the SEC.  Telephone, office equipment, and minor office services are provided free of charge as an accommodation by one of our officers and director, Oliver Xing.

We have allocated a range of money for exploration.  That is because we do not know how much will ultimately be needed for exploration.  If our initial exploration proves positive results, we will expand the exploration activities.

If we discover significant quantities of mineralized material, we will begin technical and economic feasibility studies to determine if we have reserves.  We estimate that the feasibility studies could cost somewhere between $10,000 and $50,000, depending on the estimated size of the ore body.  Since we have no ore body, it is impossible to accurately estimate the cost of the feasibility studies.  Only if we have reserves will we consider developing the property.

Once we have secured a property, and if through early stage exploration we find mineralized material and it is feasible to expand the exploration program, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need, we will have to find alternative sources of funding, like a public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and sole director.  Our sole director has agreed to loan us money if we should need it, provided the amount needed is not unreasonable in light of all of the facts and circumstances at that time.  At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can’t raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in the form of exploration of the property we intend to secure.  Our exploration program is explained in as much detail as possible in the business section of this registration statement. We are not going to buy or sell any plant or significant equipment during the next twelve months.  We will not buy any equipment until we have located a body of minerals and we have determined they are economical to extract from the land.

We do not intend to interest other companies in the properties if we find mineralized materials.  We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money.  If we can’t or don’t raise more money, we will cease operations.  If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.  In the event we fail in our exploration activity, we will cease operations and not sell the company.

We do not intend to hire additional employees at this time.  Any work that would be conducted on a property that we may secure will be conducted by unaffiliated independent contractors that we will hire.  The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation.  The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

No Operating History

We have no operations upon which to base an evaluation of our performance.  We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of properties we may secure, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we will have to conduct research and exploration of the properties we intend to acquire before we start exploration.

We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on May 17, 2010

Since inception, we obtained a loan from Oliver Xing, our sole director and one of our officers to initiate operations.  Cash provided by financing activities from inception on May 17, 2010 to August 31, 2010 is $ 15,200.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

Since inception, we have sold and issued a total of 21,100,000 shares of common stock and raised $15,200.00 from the sale thereof.

As of August 31, 2010, our total assets were $13,170 which consisted of cash and our total liabilities were $37,380.

BUSINESS

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any property we acquire.  Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.  We will be prospecting for gold.

General

We were incorporated in the State of Nevada on May 17, 2010.  Our principal executive office is located at 255 Duncan Mill Road, Suite 203, Toronto, Ontario, Canada M3B 3H9.  Our telephone number is (416) 510-2991 and our registered agent for service of process is the National Registered Agents Inc. of NV, located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our fiscal year end is May 31.

We are engaged in the acquisition and exploration of mining properties.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.  Failure or abandonment of our exploration program is not a circumstance that might cause us to change our plans.  If the exploration program fails, we will cease operations and liquidate the company.

Our proposed exploration program

We intend to acquire or option a property and prospect for gold in the state of Nevada.  Our target is mineralized material.  Our success depends upon finding mineralized material.  Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations.

In addition, we may not have enough money to complete the exploration of our property.  If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans.  At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future.  If we need additional money and cannot raise it, we will have to suspend or cease operations.

After we acquire a property, we must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.  There is no assurance that we will ever acquire or option a property.

We intend to seek out raw undeveloped property by retaining the services of a professional mining geologist to be selected.  As of the date of this registration statement, we have not selected a geologist.  Our properties will in all likelihood be undeveloped raw land. That is because raw undeveloped land is much cheaper than to try to acquire an existing developed property. A developed property is one with a defined ore body.

Thereafter, exploration will be initiated.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore any property we may obtain.  Again, at the present time we do not own any interest in any properties.

We do not claim to have any minerals or reserves whatsoever.

We intend to implement an exploration program which consists of rock sampling.  Rock sampling is the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined grid laid out on the property.  If the rock sampling is successful, then further work by way of a controlled source magnetotelluric survey may be in order.  This is an electromagnetic method used to map the variation of the Earth’s resistivity (the resistance of the earth to conduct electricity) by measuring naturally occurring electric and magnetic fields at the Earth’s surface.  This process gives an indication of where drilling locations may be warranted.  If drilling were to be indicated, then our first choice would be reverse circulation drilling. This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock.  The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis.  This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks.  If warranted, core sampling would follow this stage.  Core sampling is the process of drilling holes in order to extract samples of earth. Our mining engineer will determine where drilling will occur on the property.  As of the date of this registration statement, we have not retained the services of any mining engineers, and would not entertain doing so until an appropriate property has been secured.  The drill samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the drill samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property.  Our current financial condition is designed to only fund the costs of rock sampling and testing.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we do not own an interest in a property. We may or may not find any mineralized material.  We hope we do, but in fact, the probability of such an event is not impossible to predict and in fact, it is exceedingly unlikely.

We do not have a plan to take our company to revenue generation. That is because we have not located an ore body yet and it is impossible to project revenue generation from nothing.

If explore a property and do not find mineralized material, we will allow the option to expire.

Competitive Factors

The gold mining industry is fragmented.  We will be competing with other exploration companies looking for gold.  We are one of the smallest exploration companies in existence.  We are an infinitely small participant in the gold mining market.  While we may be competing for property, once the property is optioned, there will be no competition for the exploration or removal of minerals from the property.  Readily available gold markets exist in Canada and around the world for the sale of gold.  Therefore, we will be able to sell any gold that we are able to recover.

Supplies

Supplies and manpower are readily available for exploration of the property.

Other

Other than our interest in the property, we own no plans or other property.

Regulations

Our mineral exploration program will be subject to the regulations of the Bureau of Land Management.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

The Federal government’s Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $140 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31 of each year. The assessment year ends on noon of September 1 of each year.  The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders may qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located.  We do not qualify for a Small Miner Exemption.  The following sets forth the BLM fee schedule:

Fee Schedule (per claim)
Location Fee	$34.00
Maintenance Fee.	$140.00
Service Charges	$15.00
Transfer Fee	$10.00
Proof of Labor	$10.00
Notice of Intent to Hold	$10.00
Transfer of Interest	$10.00
Amendment	$10.00
Assessment Work	$10.00
Notice of Intent to Locate on Stock Raising Homestead land	$30.00

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.  A full environmental assessment and reclamation bond would be required at this stage.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken “before” and “after” any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant’s responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The Nevada law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Nevada trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We will be in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only “cost and effect” of compliance with environmental regulations in the State of Nevada is returning the surface to its previous condition upon abandonment of the property.

Subcontractors

We intend to use the services of a consultant who will supervise the subcontractors for manual labor exploration work on our property.  We have not selected the consultant as of the date of this prospectus and will not do so until we have completed this offering.

Employees and Employment Agreements

At present, we have no full-time employees. Our officers are part-time employees and each will devote about 10% of his time or four hours per week to our operation.  Neither our officers nor our sole director have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director. Our sole officer and director will handle our administrative duties. Because our officers are inexperienced with exploration, they will hire qualified persons to perform our exploration activities.  As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

Property Interests and Mining Claims in General

Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the BLM or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Reclamation

We generally are required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will obtain the licenses, permits or other authorizations currently required to conduct our exploration program. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the Nevada and United States.

Environment Regulations

Our activities are subject to various federal and state laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. We intend to conduct business in a way that safeguards public health and the environment.  We will conduct our operational compliance with applicable laws and regulations.

Changes to current state or federal laws and regulations in Nevada, where we intend to operate could in the future require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

Our Office

Our principal executive office is located at 255 Duncan Mill Road, Suite 203, Toronto, Ontario, Canada M3B 3H9.  Our telephone number is (416) 510-2991.   This is Mr. Xing’s personal office.  We use approximately50 square feet of space on a rent-free basis.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Oliver Xing	45	president, principal executive officer, secretary, treasurer
255 Duncan Mill Road, Suite 203		principal financial officer, principal accounting officer,
Toronto, Ontario		and sole member of the board of directors
Canada M3B 3H9

Dongming Wang	42	vice president
255 Duncan Mill Road, Suite 203
Toronto, Ontario
Canada M3B 3H9

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Oliver Xing has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and the sole member of our board of directors since our inception on May 17, 2010.  Since September 3, 2009, Mr. Oliver has been president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors of Ontario Solar Energy Corporation which is engaged in the business of providing consulting services related to solar energy,  but has not begun operations. From February 2006 to March 2007, Mr. Xing was a director, chief executive officer and chief financial officer of Arehada Mining Limited (formerly Dragon Capital Corporation), a Toronto Stock Exchange listed company, which was a blank check company until it completed its business combination with a Chinese mining company. Since March 15, 2005, Mr. Xing has been the managing director of CRR Capital Markets, Inc., an exempt market dealer located in Ontario, Canada. An exempt market dealer is an investment bank that can engage in trading of exempt securities but its activities are restricted to Accredited Investors only in Ontario, Canada.  Mr. Xing is responsible for managing CRR’s operations, compliance and strategic direction.  Further, since 1996, Mr. Xing has been a business consultant to Toronto based corporations. Since February 16, 1996, Mr. Xing has been a Chartered Accountant in Ontario, Canada.

Dongming Wang has been our vice president since our inception on May 17, 2010. Since May 18, 2007, Mr. Wang has been Chief Executive Officer of Weihai Wangrunlai Technology Co. Ltd, a Chinese Corporation. Since 1996, Mr. Wang has been the president of Weihai Tongtai Enterprises Group Co., Ltd, also a Chinese Corporation in the business of international trading of industrial products.

During the past ten years, Oliver Xing and Dongming Wang have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

We believe that Messrs. Xing and Wang will not be subject to conflicts of interest. No policy has been implemented or will be implemented to address conflicts of interest.

In the event both Messrs. Xing and Wang resign as officers or Mr. Xing resigns as a director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on May 17, 2010 through May 31, 2010, for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.  The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name						Plan	Compensa-	Other
and				Stock	Option	Compensa-	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	tion	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Oliver Xing	2010	0	0	0	0	0	0	20,000[1]	20,000
President

Dongming Wang	2010	0	0	0	0	0	0	0	0
Vice President

 [1]       Accrued compensation for organizing, sourcing and securing funding for the Company.

We do not anticipate paying any salaries at any time in 2011. We will not begin paying salaries until we have adequate funds to do so. We will not have adequate funds after we complete this offering because the proceeds from this offering will not be used to pay salaries to our officers and sole director.  We believe in order to have adequate funds, we will have to find and sell mineralized material.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director’s service contracts.  The following table sets forth compensation paid to our directors from inception on May 17, 2010 to May 31, 2010.  Since that time, we have not paid any compensation to Mr. Xing as a director.

Director Compensation
Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Oliver Xing	2010	0	0	0	0	0	0

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares of common stock beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

				Percentage of
		Percentage of	Number of Shares	Ownership
	Number of	Ownership	After Offering	After the Offering
Name and Address	Shares Before	Before the	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	the Offering	Offering	Shares are Sold	Shares are Sold

Oliver Xing [2][3]	20,000,000	95.23%	20,000,000	72.80%
255 Duncan Mill Rd. #203
Toronto, Ontario
Canada M3B 3H9

Dongming Wang	100,000	0.47%	100,000	0.38%
255 Duncan Mill Rd. #203
Toronto, Ontario
Canada M3B 3H9

All Officers and Director-	20,100,000	95.70%	20,100,000	73.18%
as a Group (2 people)

Lixia Sun	1,000,000	4.74%	1,000,000	3.83%

[1]           The persons named above “promoters” as defined in the Securities Exchange Act of 1934.  Messrs. Xing and Wang are the only “promoters” of our company.

[2]           Includes 2,000,000 shares of common stock owned by Early Bird Capital Corporation.  Mr. Xing is the sole officer and director of Early Bird Capital Corporation and exercises sole voting and despositive control over the shares of common stock of Early Bird Capital Corporation.  Oliver Xing, our sole officer and director currently holds 100% of the voting shares of Early Bird Capital Corporation.

[3]           Includes 2,000,000 shares of common stock of 1547698 Ontario Limited which is owned by He Zheng, the wife of Oliver Xing, our sole officer and director.  Ms. Zhen exercises sole voting and dispositive control over the shares of common stock of 1547698 Ontario Limited He Zheng currently holds 100% of the voting shares of 1547698 Ontario Limited.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Oliver Xing [1]	20,000,000	94.79%	1,500,000	87.68%

Wang, Dongming	100,000	0.47%	100,000	0.0%

Sun, Lixia	1,000,000	4.74%	500,000	2.37%

TOTAL	21,100,000	100.00%	2,100,000	90.05%

[1]           16,000,000 shares of common stock are owned by Oliver Xing; 2,000,000 shares are owned by Early Bird Capital Corporation; and, 2,000,000 shares are owned by 1547698 Ontario Limited.  The shares being sold in this offering are the 750,000 shares owned by Early Bird Capital Corporation and the 750,000 shares owned by 1547698 Ontario Limited.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years other than Oliver Xing, our sole officer and director currently holds 100% of the voting shares of Early Bird Capital Corporation.  1547698 Ontario Limited is owned by He Zheng who is the wife of Oliver Xing our president.  He Zheng currently holds 100% of the voting shares of 1547698 Ontario Limited.

All of persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders other than Oliver Xing, our sole officer and director currently holds 100% of the voting shares of Early Bird Capital Corporation and exercises voting and dispositive control over the shares thereof.  1547698 Ontario Limited is owned by He Zheng who is the wife of Oliver Xing our president.  He Zheng currently holds 100% of the voting shares of 1547698 Ontario Limited.  He Zheng exercises voting and dispositive control over the shares thereof.

No selling shareholder is an affiliate of a registered broker-dealer.

All of the selling shareholders are deemed underwriters.

The following is a summary of the issuances of all shares:

Future Sales by Existing Stockholders

A total of 20,000,000 shares of common stock were issued to Oliver Xing one of our officers and our  sole director, all of which are restricted securities, as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.  Mr. Xing is registering 1,500,000 shares for resale in this registration statement.  In addition, 1,000,000 shares were sold to Lixia Sun, a non-affiliate, who is registering 500,000 shares for resale. Also, 100,000 shares were sold to Dongming Wang, our vice president, who is registering all 100,000 shares for resale.  Mr. Xing’s remaining 16,000,000 shares of common stock may only be resold under Rule 144 subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition.  Ms. Sun’s remaining 500,000 shares of common stock may only be resold under Rule 144 subject to the Company being current in its reporting with the SEC, commencing six months after their acquisition.  In both cases, the resales under Rule 144 can only occur if we were not a shell company when the shares were issued or prior thereto.  We are a shell company.  A shell company is a corporation with no or nominal assets or its assets consist solely of cash, and no or nominal operations.  Accordingly, Mr. Xing, our sole shareholder, may not resell its shares under Rule 144 of the Act for a period on one year from the date we are no longer a shell company and we have filed a Form 8-K with the SEC and disclosed the information required by Item 5.06 thereof.

Shares purchased in this offering, which will be immediately resalable. The resale of shares could have a depressive effect on the market price should a market develop for our common stock.  There is no assurance a market will ever develop for our common stock.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There is one holder of record for our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 80.84% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Empire Stock Transfer, Inc., 7251 West Lake Mead Boulevard, Las Vegas, Nevada 89128.  Its telephone number is (702) 562-4037.

CERTAIN TRANSACTIONS

On May 18, 2010, we issued a total of 16,000,000 shares of restricted common stock to Oliver Xing, our sole officer and director in consideration of $160.00.

On May 18, 2010, we issued 2,000,000 restricted shares of common stock to 1547698 Ontario Limited, in consideration of $20.00.  1547698 Ontario Limited is owned and controlled by He Zheng, the wife of Oliver Xing, our president. He Zheng has voting and investment control over the shares held by 1547698 Ontario Limited.

On May 18, 2010, we issued 2,000,000 restricted shares of common stock to EarlyBird Capital Corporation, in consideration of $20.00. EarlyBird Capital Corporation is owned and controlled by Mr. Oliver Xing who has voting and investment control over the shares held by EarlyBird Capital Corporation.

           On May 30, 2010, we issued 100,000 restricted shares of common stock to Dongming Wang, our vice president, in consideration of $5,000.00.

Further, Mr. Xing has advanced funds to us for some of our incorporation needs.  As of August 31, 2010, Mr. Xing advanced us $15,370.  There is no due date for the repayment of the funds advanced by Mr. Xing.  Mr. Xing will be repaid from revenues or operations if and when we generate revenues to pay the obligation.  There is no assurance that we will ever generate revenues from our operations.  The obligation to Mr. Xing does not bear interest.  There is no written agreement evidencing the advancement of funds by Mr. Xing or the repayment of the funds to Mr. Xing.  The entire transaction was oral.  Money advanced by Mr. Xing for this offering will be repaid from the proceeds of this offering to the extent described in the Use of Proceeds section.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to August 31, 2010, included in this prospectus have been audited by MaloneBailey, LLP, Independent Registered Public Accounting Firm, 10350 Richmond Avenue, Suite 800, Houston, Texas 77042, telephone (713) 343-4200 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Our financial statements for the three months ended August 31, 2010 and from inception to May 31, 2010 (audited), immediately follow:

CN RESOURCES INC.
(A Development Stage Company)
Balance Sheets
(Unaudited)

	August 31, 2010	May 31, 2010
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	$13,170	$15,200
Total current assets	13,170	15,200
Total assets	$13,170	$15,200

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Accounts payable	2,010	-
Due to director	35,370	35,370
Total current liabilities	$37,380	$35,370

Stockholders’ equity
Common stock, 100,000,000 of shares authorized with
$0.00001par value, 21,100,000 issued and outstanding	$15,200	$15,200
Preferred stock, 100,000,000 shares authorized with
$0.00001 par value, none issued	-	-
Accumulated deficit during the development stage	(39,410)	(35,370)
Total stockholders’ equity	$(24,210)	$(20,170)

Total liabilities and stockholders’ equity	$13,170	$15,200

The accompanying notes are an integral part of these interim financial statements

CN RESOURCES INC
(A Development Stage Company)
Statements of Operations
For the three months ended August 31, 2010 and
For the period from inception of May17, 2010 to August 31, 2010
(Unaudited)

	Three month	Inception
	ended	to
	August 31, 2010	August 31, 2010

Operating expenses
Bank service charge	$30	$70
Professional fees	4,010	19,340
General and administrative expenses	-	20,000
Total operating expenses	4,040	39,410

Net loss for the period	$(4,040)	$(39,410)

Loss per common share - basic and diluted	$(0.00)	$ N/A

Weighted average common shares outstanding - basic and diluted	21,100,000	N/A

The accompanying notes are an integral part of these interim financial statements

CN RESOURCES INC.
(A Development Stage Company)
Statements of Cash Flows
For the three months ended August 31, 2010 and
For the period from inception of May 17, 2010 to August 31, 2010
(Unaudited)

	Three months	Inception
	ended	to
	August 31, 2010	August 31, 2010

Cash Flows From Operating Activities
Net loss for the period	$(4,040)	$(39,410)
Changes in operating assets and liabilities
Increase in accounts payable	2,010	2,010
Net cash used in operating activities	(2,030)	(37,400)

Cash Flows From Financing Activities
Payable to related party	-	35,370
Proceeds from common stock issued	-	15,200
Net cash provided by financing activities	-	50,570

Net increase (decrease) in cash and cash equivalents	(2,030)	13,170
Cash and cash equivalents, beginning of the period	15,200	-
Cash and cash equivalents, end of the period	$13,170	$13,170

The accompanying notes are an integral part of these interim financial statements

CN RESOURCES INC.
(A Development Stage Company)
Statements of Stockholders’ Equity
For the three months period ended August 31, 2010 and
For the period from Inception of May 17, 2010 to August 31, 2010
(Unaudited)

			Accumulated
			Deficit during	Total
	Common Stock to be Issued		the Development	Stockholders’
	Shares	Amount	Stage	Equity
Balance, May 17, 2010	-	$-	$-	$-

20,000,000 shares issued on May 18, 2010	20,000,000	200	-	200
1,000,000 issued on May 20, 2010	1,000,000	10,000		10,000
100,000 issued on May 30, 2010	100,000	5,000		5,000
Net loss for the period	-	-	(35,370)	(35,370)

Balance, May 31, 2010	21,100,000	$15,200	$(35,370)	$(20,170)

Shares issued	-	-	-	-
Net loss for the three months period	-	-	(4,040)	(4,040)

Balance, August 31, 2010	21,100,000	15,200	(39,410)	(24,210)

The accompanying notes are an integral part of these interim financial statements

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2010
(Unaudited)

1.         ORGANIZATION AND BUSINESS OPERATIONS

CN RESOURCES INC. (“the Company”) was incorporated in Nevada of the United States of America on May 17, 2010. The Company is in the development stage as defined under the Financial Accounting Standards Board codification 915 “Development Stage Entities” and it intends to identify, acquire, explore and develop natural resource properties in the world.  The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)   Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The financial statements reflect all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

b)   Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses for the three months period ended August 31, 2010 of $4,040 and since inception of May 17, 2010 to August 31, 2010 resulting in an accumulated deficit of $39,410, further losses are anticipated in the development of its business raising substantial doubt about the Company‘s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from director and or private placements of common stock.

c)   Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)   Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual Results could differ from those estimated

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2010
(Unaudited)

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

e)   Foreign Currency Translation

The Company‘s functional currency is Canadian dollars and its reporting currency is the United States dollar.

The Company’s financial statements are translated from its functional currency, Canadian dollars, to the reporting currency, United States dollars, using the current rate method. Assets and liabilities are translated using the current rate in effect at the balance sheet date and revenues and expenses are translated at the average rate for the period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders’ equity.  At May 31, 2010, the Company did not have any other comprehensive income (loss).

f)   Financial Instruments

The carrying value of the Company‘s financial instruments approximates their fair value because of the short maturity of these instruments.

g)   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” (ASC Topic – 740) as of its inception. Pursuant to ASC Topic – 740, the Company is required to compute tax assets benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these interim financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in the future years.

At August 31, 2010, the Company had no unrecognized tax benefits. Management does not believe unrecognized tax benefits will significantly change within twelve months of the reporting date. Interest and penalties related to income tax matters are recognized in income tax expenses. As of August 31, 2010 there is no accrued interest related to uncertain tax positions.

h)   Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC Topic – 260 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

i)   Fiscal Periods

The Company‘s fiscal year end is May 31.

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
August 31, 2010
(Unaudited)

3.         COMMON STOCK

On May 18, 2010, the Corporation issued 20,000,000 common shares to the president and entities controlled or related to the president of the Corporation for $200.

On May 20, the Corporation issued 1,000,000 common shares to an unrelated individual for $10,000.

On May 30, the Corporation issued 100,000 common shares to an unrelated individual for $5,000.

For the three months ended August 31, 2010, there is no common share issued. The total number of common shares issued and outstanding as at August 31, 2010 is 21,100,000 (May 31, 2010 – 21,100,000).

4.         INCOME TAXES

As of August 31, 2010, the Company had net operating loss carry forwards of $9,410 that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset of $13,794 relating to these tax loss carry-forwards.

5.         RELATED PARTY TRANSACTIONS

During the period from inception to August 31, 2010, the Company has accrued compensation of $20,000 to its President for his efforts to organize, source, secure funding for the Company, provide consulting and management services to the Company.  The President contributes part time office space to the Company as needed on a rent-free month to month basis.  Such costs are immaterial and have not been reflected.

As at August 31, 2010, the President had loaned the Company $35,370 (May 31, 2010 - $35,370), the loan is non-interest bearing, due upon demand and unsecured.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
CN Resources Inc.
(A Development Stage Company)
Carson City, Nevada

We have audited the accompanying balance sheet of CN Resources, Inc. as of May 31, 2010 and the related statements of expenses, cash flows and changes in stockholders’ deficit for the period from May 17, 2010 (inception) through May 31, 2010. These financial statements are the responsibility of CN Resources Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. CN Resources Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CN Resources’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CN Resources, Inc. as of May 31, 2010, and the results of its operations and its cash flows for the period from May 17, 2010 (inception) through May 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that CN Resources Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, CN Resources’ has suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
June 24, 2010

CN RESOURCES INC.
(A Development Stage Company)
Balance Sheet
May 31, 2010

Assets

Current assets
Cash and cash equivalents	$15,200

Total current assets	15,200

Total assets	$15,200

Liabilities and Stockholders' Equity

Liabilities
Current liabilities
Due to director	35,370
Total current liabilities	$35,370

Stockholders' equity
Common stock, 100,000,000 of shares authorized with
$0.00001par value, 21,100,000 issued and outstanding	$211
Preferred stock, 100,000,000 shares authorized with
$0.00001 par value, none issued
Additional paid-in Capital	14,989
Accumulated deficit during the development stage	(35,370)
Total stockholders' equity	$(20,170)

Total liabilities and stockholders' equity	$15,200

The accompanying notes are an integral part of these interim financial statements.

CN RESOURCES INC
(A Development Stage Company)
Statement of Operations
For the period from inception of May17, 2010 to May 31, 2010

Operating expenses

Professional fees	$15,330
General and administrative expenses	20,040
Total operating expenses	35,370

Net loss for the period	$(35,370)

Loss per common share - basic and diluted	$(0.00)

Weighted average common shares outstanding - basic and diluted	20,853,846

The accompanying notes are an integral part of these interim financial statements.

CN RESOURCES INC.
(A Development Stage Company)
Statement of Cash Flows
For the period from inception of May 17, 2010 to May 31, 2010

Cash Flows From Operating Activities
Net loss for the period	$(35,370)

Adjustment to reconcile net losses to cash used by operating activities	-

Net cash used in operating activities	(35,370)

Cash Flows From Financing Activities
Payable to related party	35,370
Proceeds from common stock issued	15,200
Net cash provided by financing activities	50,570

Net increase in cash and cash equivalents	15,200
Cash and cash equivalents, beginning of the period	-
Cash and cash equivalents, end of the period	$15,200

The accompanying notes are an integral part of these interim financial statements.

CN RESOURCES INC.
(A Development Stage Company)
Statement of Stockholders' Equity
For the period from Inception of May 17, 2010 to May 31, 2010

				Accumulated
			Additional	Deficit during	Total
	Common Stock to be Issued		Paid-in	the Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance, May 17, 2010	-	$-	$	$-	$-

20,000,000 shares issued on May 18, 2010	20,000,000	200	-	-	200
1,000,000 issued on May 20, 2010	1,000,000	10	9,990		10,000
100,000 issued on May 30, 2010	100,000	1	4,999		5,000
Net loss for the period	-	-		(35,370)	(35,370)

Balance, May 31, 2010	21,100,000	$211	$14,989	$(35,370)	$(20,170)

The accompanying notes are an integral part of these interim financial statements.

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
May 31, 2010

1.         ORGANIZATION AND BUSINESS OPERATIONS

CN RESOURCES INC. (“the Company”) was incorporated in Nevada of the United States of America on May 17, 2010. The Company is in the development stage as defined under the Financial Accounting Standards Board codification 915 “Development Stage Entities” and it intends to identify, acquire, explore and develop natural resource properties in the world.  The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)   Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The financial statements reflect all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.

b)   Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $35,370 as of May 31, 2010, further losses is anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from director and or private placements of common stock.

c)   Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)   Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual Results could differ from those estimates.

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
May 31, 2010

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

e)   Foreign Currency Translation

The Company's functional currency is Canadian dollars and its reporting currency is the United States dollar.

The Company’s financial statements are translated from its functional currency, Canadian dollars, to the reporting currency, United States dollars, using the current rate method. Assets and liabilities are translated using the current rate in effect at the balance sheet date and revenues and expenses are translated at the average rate for the period. Adjustments resulting from the translation, if any, are included in cumulative other comprehensive income (loss) in stockholders’ equity.  At May 31, 2010, the Company did not have any other comprehensive income (loss).

f)   Financial Instruments

The carrying value of the Company's financial instruments approximates their fair value because of the short maturity of these instruments.

g)   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” (ASC Topic – 740) as of its inception. Pursuant to ASC Topic – 740, the Company is required to compute tax assets benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these interim financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in the future years.

At May 31, 2010, the Company had no unrecognized tax benefits. Management does not believe unrecognized tax benefits will significantly change within twelve months of the reporting date. Interest and penalties related to income tax matters are recognized in income tax expenses. As of May 31, 2010 there is no accrued interest related to uncertain tax positions.

h)   Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC Topic – 260 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

i)   Fiscal Periods

The Company's fiscal year end is May 31.

CN RESOURCES INC.
(A Development Stage Company)
Notes to the Financial Statements
May 31, 2010

3.         COMMON STOCK

On May 18, 2010, the Corporation issued 20,000,000 common shares to the president and entities controlled or related to the president of the Corporation for $200.

On May 20, the Corporation issued 1,000,000 common shares to an unrelated individual for $10,000.

On May 30, the Corporation issued 100,000 common shares to an unrelated individual for $5,000.

4.         INCOME TAXES

As of May 31, 2010, the Company had net operating loss carry forwards of $35,370 that may be available to reduce future years' taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset of $12,380 relating to these tax loss carry-forwards.

5.         RELATED PARTY TRANSACTIONS

During the period from inception to May 31, 2010, the Company has accrued compensation of $20,000 to its President for his efforts to organize, source, secure funding for the Company, provide consulting and management services to the Company.  The President contributes part time office space to the Company as needed on a rent-free month to month basis.  Such costs are immaterial and have not been reflected.

As at May 31, 2010, the President had loaned the Company $15,370. The loan is non-interest bearing, due upon demand and unsecured.

Until April 12, 2011, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.